Exhibit 99.1
CONSOL Energy Announces Results for the Second Quarter 2023

CANONSBURG, PA (August 8, 2023) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the period ended June 30, 2023.
Second Quarter 2023 Highlights Include:

•GAAP net income of $167.7 million and GAAP dilutive earnings per share of $4.94;
•Quarterly adjusted EBITDA1 of $276.0 million;
•Total revenue and other income of $661.0 million;
•Net cash provided by operating activities of $227.6 million;
•Quarterly free cash flow1 of $180.8 million;
•CONSOL Marine Terminal (CMT) record quarterly throughput volume of 5.4 million tons;
•Increased the revolving credit facility capacity by $95.0 million with additional covenant flexibility;
•Debt repayments of $54.6 million during 2Q23, including $23.6 million to fully retire Term Loan B;
•Repurchased 3.1 million shares of CEIX common stock at a weighted average price of $60.83 per share year-to-date through July 31, 2023;
•78% of 2Q23 recurring revenues and other income1 derived from export sales and 64% derived from non-power generation sales; and
•Pennsylvania Mining Complex (PAMC) contracted position remains near-fully contracted in 2023 and improves to 17.6 million tons in 2024.

Management Comments

“During the second quarter of 2023, we achieved strong results on many fronts, despite multiple longwall moves,” said Jimmy Brock, Chief Executive Officer of CONSOL Energy Inc. “We delivered another quarter of strong free cash flow1, which allowed us to advance multiple objectives. With this free cash flow1, we fully retired our Term Loan B, redeemed an additional $25 million of our Second Lien Notes and repurchased nearly 2 million shares of our outstanding common stock, which represented approximately 6% of our public float at the beginning of the quarter. We successfully amended our revolving credit facility, which provided additional financial flexibility while upsizing the facility by $95 million through a mix of commitments from new banks and increased commitments from certain existing lenders. During the quarter, we continued our strategic sales shift into export and industrial markets, which we believe will provide the best opportunities for our PAMC product moving forward. As such, 78% of our 2Q23 recurring revenues and other income1 in aggregate came from sales into the export market and 64% in aggregate came from non-power generation sales. Finally, our CONSOL Marine Terminal, which was integral to supporting our second quarter sales mix shift at the PAMC, achieved a new record quarterly throughput volume of 5.4 million tons in 2Q23, which represents an annualized pace of more than 20 million tons.”

“On the safety front, our Bailey Preparation Plant, Itmann Preparation Plant and CONSOL Marine Terminal each had ZERO employee recordable incidents during the second quarter of 2023. Our year-to-date total recordable incident rate across our coal mining segment was approximately 44% below the national average for underground bituminous coal mines.”

Pennsylvania Mining Complex Review and Outlook

PAMC Sales and Marketing
CEIX sold 6.4 million tons of PAMC coal during the second quarter of 2023, generating realized coal revenue1 of $521.2 million for the PAMC segment and an average realized coal revenue per ton sold1 of $81.27. This compares to 6.2 million tons sold, generating realized coal revenue1 of $445.1 million and an average realized coal revenue per ton sold1 of $72.18 in the year-ago period. The improvement in the average realized coal revenue per ton sold1, despite softening coal markets year-to-date, was mainly due to our strong contracted position and the continued shift of our sales mix into stronger export markets during the second quarter of 2023. We have been able to successfully leverage our CONSOL Marine Terminal to pivot tons away from lower-priced domestic sales and into stronger export markets, which benefited our average realized coal revenue per ton sold1 in 2Q23 and throughout the first half of 2023.

On the marketing front, coal demand for the power generation markets continued to come under pressure during the second quarter due to the carryover effect of an abnormally warm winter. The mild winter weather reduced electric power and home heating demand during the first quarter, which contributed to increased power plant coal stockpiles and natural gas inventory build, with corresponding softening in coal, natural gas, and power prices. This in turn reduced the need for restocking during the second quarter, which is traditionally a shoulder season characterized by reduced electric power demand, putting further pressure on prices. Domestically, Henry Hub natural gas spot prices and PJM West day-ahead power prices continued to decline during the second quarter, retreating 18% and 11%, respectively, compared to 1Q23. Internationally, API2 spot prices averaged $124/metric ton during 2Q23, a 15% decline versus the first quarter of 2023. However, the strong quality characteristics of our PAMC product allows us to sell it into many different end-use markets globally, and we leveraged this advantage during the second quarter to pivot away from the power generation markets, particularly the domestic power generation market, and into stronger export markets, particularly industrial markets. For much of the second quarter, demand for our product for cement manufacturing in the export markets remained robust. As such, export industrial sales accounted for 38% of our total coal revenue during 2Q23 whereas domestic power generation sales accounted for only 23% of our total coal revenue.

Furthermore, during 2Q23, we strengthened our forward contract book at the PAMC, opportunistically securing an additional 4.4 million tons for delivery through 2026. We are near-fully contracted for 2023 and have 17.6 million tons contracted for 2024.

Operations Summary
During the second quarter of 2023, we produced 6.3 million tons at the Pennsylvania Mining Complex, compared to 7.0 million tons in 1Q23 and 6.2 million tons in the year-ago period. The reduction compared to the first quarter of 2023 was due to multiple longwall moves during 2Q23 compared to zero moves in 1Q23.

CEIX's total revenue and other income during the second quarter of 2023 was $661.0 million, compared to $544.6 million in the second quarter of 2022, while CEIX's operating and other costs during the second quarter of 2023 were $276.6 million, compared to $244.2 million in the year-ago quarter. Total coal revenue for the PAMC segment during the second quarter of 2023 was $521.2 million, compared to $519.0 million in the year-ago quarter. After adjusting for the effect of settlements of commodity derivatives, PAMC total realized coal revenue1 in 2Q23 was $521.2 million, compared to $445.1 million in 2Q22. The significant year-over-year improvement in PAMC total realized coal revenue1 was mainly driven by a $9.09 improvement in average realized coal revenue per ton sold1 at the complex, due to our strong contracted position and our continued shift of more tons to stronger export opportunities during the quarter compared to a weaker domestic market. Average cash cost of coal sold per ton1 at the PAMC for the second quarter of 2023 was $36.33, compared to $34.81 in the year-ago quarter. The increase was due to ongoing inflationary pressures on supplies, maintenance costs and contractor labor compared to the prior-year period.

		Three Months Ended
		June 30, 2023	June 30, 2022
Total Coal Revenue (PAMC Segment)	thousands	$521,176	$518,976
Settlements of Commodity Derivatives	thousands	—	(73,923)
Realized Coal Revenue[1]	thousands	$521,176	$445,053
Operating and Other Costs	thousands	$276,596	$244,217
Total Cash Cost of Coal Sold[1]	thousands	$233,523	$214,151
Coal Production	million tons	6.3	6.2
Coal Sales	million tons	6.4	6.2
Average Realized Coal Revenue per Ton Sold[1]	per ton	$81.27	$72.18
Average Cash Cost of Coal Sold per Ton[1]	per ton	36.33	34.81
Average Cash Margin per Ton Sold[1]	per ton	$44.94	$37.37
CONSOL Marine Terminal Review

For the second quarter of 2023, throughput volume at the CMT was 5.4 million tons, the highest quarterly throughput volume in its history, compared to 3.8 million tons in the year-ago period. Terminal revenues and CMT total costs and expenses were $31.4 million and $10.9 million, respectively, compared to $21.8 million and $10.3 million, respectively, during the year-ago period. Due to the significantly increased throughput tonnage mostly resulting from the shifting of PAMC sales into the export market, 2Q23 marked the highest quarterly terminal revenue in the history of the CMT. CMT operating cash costs1 were $7.0 million in 2Q23, compared to $5.7 million in the prior-year period. CONSOL Marine Terminal net income and CONSOL Marine Terminal Adjusted EBITDA1 were $21.1 million and $23.9 million, respectively, in the second quarter of 2023 compared to $12.4 million and $15.1 million, respectively, in the year-ago period.

Itmann Update

During the second quarter of 2023, with the Itmann project fully transitioned out of the development phase and into our operations group, the ramp up to full run-rate production neared completion. As of the end of 2Q23, all three continuous miner super sections have been installed underground. Long-term construction work for our 1-West Mains intersection is nearly complete, which will enable the three super sections to produce in specific blocks of the coal reserves, targeting higher average production rates and balanced coal quality across the mine. In addition to a full complement of equipment, labor markets continued to improve throughout the first half of the year, and we were able to increase staffing levels throughout the quarter. The Itmann Mining Complex produced 70 thousand tons of coal during the second quarter of 2023 and sold 126 thousand tons of Itmann and third-party coal in aggregate during the quarter. Year-to-date, the Itmann Mining Complex produced 134 thousand tons of coal and sold 234 thousand tons of Itmann and third-party coal in aggregate.

Shareholder Returns Update

During the second quarter of 2023, CEIX repurchased 1.2 million shares of its common stock for $75.6 million at a weighted average price of $61.73 per share, and consistent with the Company's previously announced plan to return value to CEIX shareholders through repurchases of CEIX common stock rather than dividends, is not declaring a quarterly dividend at this time. Additionally, through a 10b5-1 plan in place for the month of July, CEIX repurchased an additional 0.7 million shares of its common stock for $48.7 million at a weighted average price of $68.12 per share. Therefore, with the free cash flow1 generated during the second quarter of 2023, CEIX has already repurchased 1.9 million shares of its common stock, or 5.7% of its public float as of March 31, 2023, for $124.3 million at a weighted average price of $64.09 per share. As a result, CEIX allocated approximately 70% of its quarterly free cash flow1 toward share repurchases. On a year-to-date basis, CEIX has repurchased approximately 3.1 million shares of its common stock or more than 9% of its public float as of year-end 2022.

Debt Repurchases Update

During the second quarter of 2023, we continued to progress on our goal of reducing total debt levels and made repayments of $25.0 million, $23.6 million and $6.0 million on our Second Lien Notes, Term Loan B, and equipment-financed and other debt, respectively. This brings our total debt repayments and repurchases in the quarter and year-to-date to $54.6 million and $153.0 million, respectively (excluding the premium paid on the Second Lien Notes), and our 2Q23 repayments fully retired our Term Loan B. As of June 30, 2023, CEIX had a net cash position of $61.9 million and a net leverage ratio of (0.06x).
Revolving Credit Facility Update

During the second quarter of 2023, CEIX amended its revolving credit facility to achieve additional financial flexibility by increasing the capacity of the facility and easing certain restrictive covenants, specifically around investments and shareholder returns. The majority of these covenants have been simplified to better align with the significantly improved credit profile of the business, and most covenants are now leverage and liquidity-based moving forward. CEIX was successful in securing incremental commitments in the amount of $95 million, which includes commitments from multiple new lenders to the facility and upsized commitments from 60% of existing lenders. The revolving credit facility now has a borrowing capacity of $355 million and maintains a July 2026 maturity.

2023 Guidance and Outlook

Based on our current contracted position, estimated prices and production plans, we are providing the following financial and operating performance guidance for full fiscal year 2023:

•2023 targeted PAMC coal sales volume of 25.0-27.0 million tons
•PAMC average realized coal revenue per ton sold2 expectation of $76.00-$80.00
•PAMC average cash cost of coal sold per ton2 expectation of $34.00-$36.00
•Itmann Mining Complex production volume of 400-500 thousand tons
•Capital expenditures: $160-$185 million
Second Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the second quarter 2023 financial and operational results, is scheduled for August 8, 2023, at 10:00 AM eastern time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free) 1-877-226-2859
Participant international dial in 1-412-542-4134
Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.

We also filed our Form 10-Q with the Securities and Exchange Commission (SEC) reporting our results for the period ended June 30, 2023 on August 8, 2023. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:
1 "Adjusted EBITDA", "Free Cash Flow", "CONSOL Marine Terminal Adjusted EBITDA", "CMT Operating Cash Costs", “Total Realized Coal Revenue”, "Recurring Revenues and Other Income" and "Total Cash Cost of Coal Sold" are non-GAAP financial measures and “Average Realized Coal Revenue per Ton Sold”, "Average Cash Cost of Coal Sold per Ton" and "Average Cash Margin per Ton Sold" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures".

2 CEIX is unable to provide a reconciliation of Average Realized Coal Revenue per Ton Sold and Average Cash Cost of Coal Sold per Ton guidance, operating ratios derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey Mine, Enlow Fork Mine, and Harvey Mine. CONSOL recently developed the Itmann Mine in the Central Appalachian Basin, which has the capacity to produce roughly 900 thousand tons per annum of premium, low-vol metallurgical coking coal. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 18-20 million tons per year. In addition to the ~622 million reserve tons associated with the Pennsylvania Mining Complex and the ~29 million reserve tons associated with the Itmann Mining Complex, the company controls approximately 1.4 billion tons of greenfield thermal and metallurgical coal reserves and resources located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:
Investor:
Nathan Tucker, (724) 416-8336
nathantucker@consolenergy.com
Media:
Erica Fisher, (724) 416-8292
ericafisher@consolenergy.com

Condensed Consolidated Statements of Cash Flows
The following table presents the condensed consolidated statements of cash flows for the three months ended June 30, 2023 and 2022 (in thousands):

	Three Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)
Net Income	$167,723	$126,291
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	64,528	57,880
Other Non-Cash Adjustments to Net Income	2,189	(3,697)
Changes in Working Capital	(6,867)	17,877
Net Cash Provided by Operating Activities	227,573	198,351
Cash Flows from Investing Activities:
Capital Expenditures	(42,325)	(39,418)
Proceeds from Sales of Assets	239	940
Other Investing Activity	(29,069)	(154)
Net Cash Used in Investing Activities	(71,155)	(38,632)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(54,596)	(115,946)
Repurchases of Common Stock	(65,398)	—
Dividends	(37,187)	—
Other Financing Activities	(3,410)	(122)
Net Cash Used in Financing Activities	(160,591)	(116,068)
Net (Decrease) Increase in Cash and Cash Equivalents and Restricted Cash	(4,173)	43,651
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	246,843	269,008
Cash and Cash Equivalents and Restricted Cash at End of Period	$242,670	$312,659
Reconciliation of Non-GAAP Financial Measures
We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis by segment, and our average cash cost of coal sold per ton on a per-ton basis. Cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Cost of coal sold excludes any indirect costs and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. We define average cash cost of coal sold per ton as cash cost of coal sold divided by tons sold. The GAAP measure most directly comparable to cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton is operating and other costs.

The following table presents a reconciliation for the PAMC segment of cash cost of coal sold, cost of coal sold and average cash cost of coal sold per ton to operating and other costs, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended June 30,
	2023	2022
Operating and Other Costs	$276,596	$244,217
Less: Other Costs (Non-Production and non-PAMC)	(43,073)	(30,066)
Cash Cost of Coal Sold	$233,523	$214,151
Add: Depreciation, Depletion and Amortization (PAMC Production)	47,877	46,570
Cost of Coal Sold	$281,400	$260,721
Total Tons Sold (in millions)	6.4	6.2
Average Cost of Coal Sold per Ton	$43.88	$42.29
Less: Depreciation, Depletion and Amortization Costs per Ton Sold	7.55	7.48
Average Cash Cost of Coal Sold per Ton	$36.33	$34.81
We evaluate our average realized coal revenue per ton sold and average cash margin per ton sold on a per-ton basis. We define realized coal revenue as total coal revenue, net of settlements of commodity derivatives. We define average realized coal revenue per ton sold as total coal revenue, net of settlements of commodity derivatives divided by tons sold. We define average cash margin per ton sold as average realized coal revenue per ton sold, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to realized coal revenue, average realized coal revenue per ton sold and average cash margin per ton sold is total coal revenue.
The following table presents a reconciliation for the PAMC segment of realized coal revenue, average realized coal revenue per ton sold and average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended June 30,
	2023	2022
Total Coal Revenue (PAMC Segment)	$521,176	$518,976
Less: Settlements of Commodity Derivatives	—	(73,923)
Realized Coal Revenue	$521,176	$445,053
Operating and Other Costs	276,596	244,217
Less: Other Costs (Non-Production and non-PAMC)	(43,073)	(30,066)
Cash Cost of Coal Sold	$233,523	$214,151
Total Tons Sold (in millions)	6.4	6.2
Average Realized Coal Revenue per Ton Sold	$81.27	$72.18
Less: Average Cash Cost of Coal Sold per Ton	36.33	34.81
Average Cash Margin per Ton Sold	$44.94	$37.37

We define CMT operating costs as operating and other costs related to throughput tons. CMT operating costs exclude any indirect costs and other costs not directly attributable to throughput tons. CMT operating cash costs include CMT operating costs, less depreciation, depletion and amortization costs on throughput assets. The GAAP measure most directly comparable to CMT operating costs and CMT operating cash costs is operating and other costs.

The following table presents a reconciliation of CMT operating costs and CMT operating cash costs to operating and other costs, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended June 30,
	2023	2022
Operating and Other Costs	$276,596	$244,217
Less: Other Costs (Non-Throughput)	(268,507)	(237,461)
CMT Operating Costs	$8,089	$6,756
Less: Depreciation, Depletion and Amortization (Throughput)	(1,065)	(1,062)
CMT Operating Cash Costs	$7,024	$5,694
We define adjusted EBITDA as (i) net income (loss) plus income taxes, interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as stock-based compensation, loss on debt extinguishment and fair value adjustments of commodity derivative instruments. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).
The following tables present a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended June 30, 2023
	PAMC	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$218,636	$21,094	$(72,007)	$167,723

Add: Income Tax Expense	—	—	37,574	37,574
Add: Interest Expense	—	1,526	5,629	7,155
Less: Interest Income	(513)	—	(3,198)	(3,711)
Earnings (Loss) Before Interest & Taxes (EBIT)	218,123	22,620	(32,002)	208,741

Add: Depreciation, Depletion & Amortization	50,268	1,176	13,084	64,528

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$268,391	$23,796	$(18,918)	$273,269

Adjustments:
Add: Stock-Based Compensation	$1,674	$60	$259	$1,993
Add: Loss on Debt Extinguishment	—	—	688	688
Total Pre-tax Adjustments	1,674	60	947	2,681

Adjusted EBITDA	$270,065	$23,856	$(17,971)	$275,950

	Three Months Ended June 30, 2022
	PAMC	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$159,404	$12,354	$(45,467)	$126,291

Add: Income Tax Expense	—	—	23,223	23,223
Add: Interest Expense	68	1,530	11,523	13,121
Less: Interest Income	(452)	—	(987)	(1,439)
Earnings (Loss) Before Interest & Taxes (EBIT)	159,020	13,884	(11,708)	161,196

Add: Depreciation, Depletion & Amortization	49,465	1,142	7,273	57,880

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$208,485	$15,026	$(4,435)	$219,076

Adjustments:
Add: Stock-Based Compensation	$1,066	$51	$152	$1,269
Add: Loss on Debt Extinguishment	—	—	1,565	1,565
Less: Fair Value Adjustment of Commodity Derivative Instruments	(5,571)	—	—	(5,571)
Total Pre-tax Adjustments	(4,505)	51	1,717	(2,737)

Adjusted EBITDA	$203,980	$15,077	$(2,718)	$216,339

We define recurring revenues and other income as total revenue and other income, less fair value adjustments of commodity derivatives and gains/losses on sales of assets. The GAAP measure most directly comparable to recurring revenues and other income is total revenue and other income. The following table presents a reconciliation of recurring revenues and other income to total revenue and other income, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended June 30,
	2023	2022
Total Revenue and Other Income	$660,967	$544,619
Less: Fair Value Adjustments of Commodity Derivatives	—	(5,571)
Less: Gain on Sale of Assets	(10)	(365)
Total Recurring Revenues and Other Income	$660,957	$538,683

Free cash flow is a non-GAAP financial measure, defined as net cash provided by operating activities plus proceeds from sales of assets less capital expenditures and investments in mining-related activities. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended	Three Months Ended
	June 30, 2023	June 30, 2022
Net Cash Provided by Operations	$227,573	$198,351

Capital Expenditures	(42,325)	(39,418)
Proceeds from Sales of Assets	239	940
Investments in Mining-Related Activities	(4,731)	—
Free Cash Flow	$180,756	$159,873

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “target,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe our expectations with respect to the Itmann Mine or any other strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.